                                                                       Exhibit 3

                             STOCKHOLDERS AGREEMENT

            STOCKHOLDERS AGREEMENT dated as of August 6, 2001 (this "Agreement"), among THE THOMSON CORPORATION, a corporation incorporated under the laws of the Province of Ontario ("Parent"), INFOBLADE ACQUISITION CORPORATION, a Delaware corporation and an indirect wholly owned subsidiary of Parent ("Purchaser"), and each of the parties identified on Schedule I hereto (each, a "Stockholder" and, collectively, the "Stockholders"), as individual stockholders of NEWSEDGE CORPORATION, a Delaware corporation (the "Company"),

                              W I T N E S S E T H:

            WHEREAS, the Purchaser wishes to commence an offer to all stockholders of the Company to tender their shares of Common Stock, par value $0.01, of the Company for the offer price of $2.30 per share of Common Stock (the "Offer");

            WHEREAS, concurrently with the execution of this Agreement, Parent and Purchaser are entering into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"; capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement) with the Company, pursuant to which (i) Purchaser will commence the Offer, and (ii) following consummation of the Offer, Purchaser shall merge with and into the Company;

            WHEREAS, as a condition to entering into the Merger Agreement and incurring the obligations set forth therein, including the Offer, Parent and Purchaser have required that each of the Stockholders enter into this Agreement in order to provide for the tender of their respective Shares (as defined below) to the Offer and the voting of such Shares at any meeting of the stockholders of the Company in favor of the approval and adoption of the Merger Agreement, the Merger and all the transactions contemplated by the Merger Agreement and otherwise in such manner as may be necessary to consummate the Merger; and

            WHEREAS, the Stockholders believe that it is in the best interests of the Company and its stockholders to induce Parent and Purchaser to enter into the Merger Agreement and, therefore, the Stockholders are willing to enter into this Agreement.

            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I
                            TENDER OF SHARES; OPTIONS

            SECTION 1.01. TENDER OF SHARES. Each Stockholder, severally but not jointly, agrees that, as soon as practicable following commencement of the Offer, such Stockholder shall tender or cause to be tendered all of such Stockholder's respective
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Shares (as defined below) pursuant to and in accordance with the terms of the
Offer, and shall not withdraw such Shares from the Offer unless the Offer is terminated. Each Stockholder, severally but not jointly, acknowledges and agrees that Purchaser's obligation to accept for payment the shares of Common Stock in the Offer, including any Shares tendered by such Stockholder, is subject to the terms and conditions of the Offer. For the purposes of this Agreement "Shares" shall mean: (i) all shares of Common Stock of the Company and all such shares of Common Stock issuable upon the exercise or conversion of options, warrants and other rights to acquire shares of Common Stock (other than those which are cancelled in accordance with Sections 3.07 and 3.08 of the Merger Agreement or
Section 1.02 hereof) owned of record and /or beneficially by each Stockholder as of the date of this Agreement; and (ii) all additional shares of Common Stock of the Company (including any shares of Common Stock received as a result of a stock split, recapitalization, combination, exchange of shares or the like) and all additional such shares of Common Stock issuable upon the exercise or conversion of additional options, warrants and other rights to acquire shares of Common Stock of the Company (other than those which are cancelled in accordance with Sections 3.07 and 3.08 of the Merger Agreement or Section 1.02 hereof) which each Stockholder acquires ownership of, of record and/or beneficially, during the period from the date of this Agreement through the termination of the Offer. When used with respect to any Share, the "beneficial ownership" thereof or similar terms means the power to vote or dispose of, or direct the voting or disposition of, such Share. Each Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Parent and Purchaser of the number of any new Shares acquired by such Stockholder, if any, after the date hereof.

            SECTION 1.02. OPTIONS. Each Stockholder, severally but not jointly, agrees, subject to the terms and conditions of the Merger Agreement, to the cancellation of each outstanding option and/or warrant to purchase shares of Common Stock of the Company held by such Stockholder as set forth on Schedule I hereto, in exchange for the consideration, if any, described in Sections 3.07 and 3.08 of the Merger Agreement.

                                   ARTICLE II
                                VOTING AGREEMENT

            SECTION 2.01. VOTING AGREEMENT. Each Stockholder, severally but not jointly, hereby agrees that, from and after the date hereof and until the Expiration Date, at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, such Stockholder shall vote (or cause to be voted) such Stockholder's Shares (i) in favor of the approval and adoption of the Merger Agreement, the Merger and all the transactions contemplated by the Merger Agreement and this Agreement and otherwise in such manner as may be necessary to consummate the Merger; (ii) except as otherwise agreed to in writing by Parent, against any action, proposal, agreement or transaction that would result in a breach of any covenant, obligation, agreement, representation or warranty of the Company under the Merger Agreement or of the Stockholder contained in this Agreement; and
(iii) against (A) any action, agreement or transaction that would impair or materially delay the ability


                                       2
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of the Company to consummate the transactions provided for in the Merger
Agreement or (B) any Acquisition Proposal.

            SECTION 2.02. IRREVOCABLE PROXY. Each Stockholder hereby irrevocably appoints Parent and each of Parent's executive officers as such Stockholder's true and lawful attorney, agent and proxy, to vote and otherwise act (by written consent or otherwise) with respect to such Stockholder's Shares at any meeting of stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) or by written consent in lieu of any such meeting or otherwise, on the matters and in the manner specified in Section 2.01, giving and granting to such Stockholder's attorney, agent and proxy the full power and authority to do and perform each and every act and thing whether necessary or desirable to be done in and about the premises, as fully as it might or could do if personally present with full power of substitution, appointment and revocation, hereby ratifying and confirming all that such Stockholder's attorney, agent and proxy shall do or cause to be done by virtue hereof (the "Irrevocable Proxy"). THIS PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE (UNTIL THE EXPIRATION DATE) AND COUPLED WITH AN INTEREST AND, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, SHALL BE VALID AND BINDING ON ANY PERSON TO WHOM A STOCKHOLDER MAY TRANSFER ANY OF SUCH STOCKHOLDER'S SHARES IN BREACH OF THIS AGREEMENT. Each Stockholder hereby revokes all other proxies and powers of attorney with respect to such Stockholder's Shares that may have heretofore been appointed or granted, and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by any Stockholder with respect thereto prior to the Expiration Date. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of any Stockholder and the termination of the Irrevocable Proxy and any obligation of the Stockholder under this Agreement shall be binding upon the heirs, personal representatives, successors and assigns of such Stockholder. This proxy shall terminate on the Expiration Date.

            SECTION 2.03. CONFLICTS. In the case of any Stockholder who is a director of the Company, no provision of this Agreement, including Section 5.02 hereof, shall prevent or interfere with such Stockholder's performance of such Stockholder's obligations, if any, solely in such Stockholder's capacity as a director of the Company, including, without limitation, the fulfillment of such Stockholder's fiduciary duties, and in no event shall such performance constitute a breach of this Agreement.

                                   ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

            Each Stockholder, severally but not jointly, hereby represents and warrants to Parent and Purchaser as follows:

            SECTION 3.01. LEGAL CAPACITY. Such Stockholder has all legal capacity to enter into this Agreement, to carry out such Stockholder's obligations hereunder and to consummate the transactions contemplated hereby.


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            SECTION 3.02. AUTHORITY RELATIVE TO THIS AGREEMENT. Each Stockholder
has all necessary right, power and authority to execute and deliver this Agreement, to perform such Stockholder's obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

            SECTION 3.03. NO CONFLICT. (a) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder shall not, (i) conflict with or violate its organizational documents, if applicable, (ii) to the knowledge of such Stockholder, conflict with or violate any Law applicable to such Stockholder (in such Stockholder's capacity as a Stockholder) or by which the Shares of such Stockholder are bound or affected or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Shares of such Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, judgment, injunction, order, decree or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or the Shares of such Stockholder are bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or materially delay consummation of the transactions contemplated by this Agreement or otherwise prevent or materially delay such Stockholder from performing its obligations under this Agreement.

            (b) To the knowledge of such Stockholder, the execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the transactions contemplated by this Agreement or otherwise prevent or materially delay such Stockholder from performing its obligations under this Agreement.

            SECTION 3.04. TITLE TO THE SHARES. As of the date hereof, such Stockholder is the sole record and/or beneficial owner of, and has good and unencumbered title to, the number of shares of Common Stock and/or the options and/or warrants to purchase shares of Common Stock set forth in respect of such Stockholder on Schedule I hereto. Such Shares are all the securities of the Company owned, either of record and/or beneficially, by such Stockholder and such Stockholder does not have any option or other right to acquire any other securities of the Company. The Shares owned by such Stockholder are owned free and clear of all Liens, other than any Liens created by this Agreement. Except as provided in this Agreement, such Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares owned by such Stockholder and none of the Shares owned of record and/or


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beneficially by such Stockholder are subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares.

            SECTION 3.06. INTERMEDIARY FEES. No investment banker, broker, finder or other intermediary is, or shall be, entitled to a fee or commission from Parent, Purchaser or the Company in respect of this Agreement based on any arrangement or agreement made by or, to the knowledge of the Stockholder, on behalf of such Stockholder.

                                   ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

            Parent and Purchaser hereby, jointly and severally, represent and warrant to each Stockholder as follows:

            SECTION 4.01. CORPORATE ORGANIZATION. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not prevent or materially delay consummation of the transactions contemplated by this Agreement or otherwise prevent or materially delay Parent or Purchaser from performing their respective obligations under this Agreement.

            SECTION 4.02. AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Purchaser and the performance by Parent and Purchaser of their obligations hereunder have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery by each of the Stockholders, constitutes a legal, valid and binding obligation of each of Parent and Purchaser enforceable against each of Parent and Purchaser in accordance with its terms.

            SECTION 4.03. NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser shall not, (i) conflict with or violate the Certificate of Incorporation or By-laws of Parent or Purchaser and (ii) conflict with or violate any Law applicable to Parent or Purchaser, except any such conflicts or violations that would not prevent or materially delay consummation of the transactions contemplated by this Agreement or otherwise prevent or materially delay Parent or Purchaser from performing its obligations under this Agreement.


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            (b) The execution and delivery of this Agreement by Parent and
Purchaser do not, and the performance of this Agreement by Parent and Purchaser shall not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the transactions contemplated by this Agreement or otherwise prevent or materially delay Parent or Purchaser from performing its obligations under this Agreement.

                                    ARTICLE V
                          COVENANTS OF THE STOCKHOLDERS

            SECTION 5.01. NO PROXY, DISPOSITION OR ENCUMBRANCE OF SHARES. Each Stockholder, severally but not jointly, hereby agrees that, except as contemplated by this Agreement or with the prior written consent of Parent, such Stockholder shall not, prior to the Expiration Date, (i) grant any proxies or voting rights or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares of such Stockholder, (ii) sell, assign, transfer, encumber, pledge or hypothecate or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance, pledge, hypothecation or other disposition of, any such Shares or interest therein, or create or permit to exist any Liens of any nature whatsoever with respect to, any of such Shares, (iii) take any action that would make any representation or warranty of such Stockholder herein untrue or incorrect or have the effect of preventing or materially impairing such Stockholder from performing such Stockholder's obligations hereunder, (iv) directly or indirectly, initiate, solicit or encourage any person to take actions that could reasonably be expected to lead to the occurrence of any of the foregoing or (v) agree or consent to, or offer to do, any of the foregoing.

            SECTION 5.02. NO SOLICITATION OF TRANSACTIONS. Subject to Section
2.03 hereof, each Stockholder, severally and not jointly, agrees that between the date of this Agreement and the Expiration Date, such Stockholder shall not, directly or indirectly, (i) solicit, initiate or take any action intended to encourage the submission of any Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any person, any information with respect to, or otherwise cooperate in any way with respect to, or assist or participate in, or take any action intended to facilitate or encourage, any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal.

            SECTION 5.03. FURTHER ACTION; REASONABLE BEST EFFORTS. Upon the terms and subject to the conditions hereof, Parent, Purchaser and each Stockholder shall use their reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective this Agreement and the transactions contemplated hereby.

            SECTION 5.04. DISCLOSURE. Each Stockholder agrees to permit Parent and Purchaser to publish and disclose in the Offer Documents, Proxy Statement and related filings under the securities laws such Stockholder's identity and ownership of such Stockholder's Shares and the nature of such Stockholder's commitments, arrangements and understandings under this Agreement.

                                   ARTICLE VI
                                  MISCELLANEOUS

            SECTION 6.01. TERMINATION. This Agreement shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further effect upon the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article IX thereof and (ii) the Effective Time (the "Expiration Date"). Nothing in this Section 6.01 shall relieve any party of liability for any willful breach of this Agreement. Parent and Purchaser acknowledge that, in the event of termination of this Agreement, Stockholders shall no longer have the obligation to tender, and may withdraw, their Shares. Parent acknowledges and agrees that this Agreement shall not be binding upon any Stockholder in the event that the Merger Agreement shall be amended by the parties thereto to lower or change the form of consideration set forth in the definition of Merger Consideration (as defined in the Merger Agreement).

            SECTION 6.02. AMENDMENT. This Agreement may not be amended except by an instrument in writing signed by all the parties hereto.

            SECTION 6.03. WAIVER. Any party to this Agreement may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties of another party contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any agreement of another party contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

            SECTION 6.04. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the Parent or Purchaser specified below, or specified (in the case of each Stockholder) adjacent to each Stockholder's name in Schedule I:

      if to Parent or Purchaser:

      The Thomson Corporation
      Metro Center, One Station Plaza
      Stamford, CT 06902
      Telecopy: (203) 348-5718
      Attention: General Counsel


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      with a copy to:

      Torys
      237 Park Avenue
      New York, New York 10017
      Telecopy: (212) 682-0200
      Attention: Joseph J. Romagnoli, Esq.

            SECTION 6.05. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

            SECTION 6.06. ASSIGNMENT. This Agreement shall not be assigned by operation of Law or otherwise, except that Parent and Purchaser may assign all or any of their rights and obligations hereunder to any affiliate of Parent, provided that no such assignment shall relieve Parent or Purchaser of its obligations hereunder if such assignee does not perform such obligations.

            SECTION 6.07. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

            SECTION 6.08. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement in addition to any other remedy at law or in equity.

            SECTION 6.09. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

            SECTION 6.10. WAIVER OF JURY TRIAL. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any actions or proceedings directly or indirectly arising out of, under or in connection with this Agreement.

            SECTION 6.11. EXPENSES. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements


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of counsel, financial advisors and accountants, incurred in connection with this
Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

            SECTION 6.12. HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

            SECTION 6.13. COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.


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            IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                                        ________________________________________
                                        Name:


                                        THE THOMSON CORPORATION

                                        By: ____________________________________
                                            Name:
                                            Title:


                                        INFOBLADE ACQUISITION CORPORATION

                                        By: ____________________________________
                                            Name:
                                            Title:


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                                   SCHEDULE I

NAME AND ADDRESS      COMMON STOCK      OPTIONS      WARRANTS      TOTAL SHARES
----------------      ------------      -------      --------      ------------
